Exhibit 99.2

                 PRESS RELEASE

For Release:     7:00 a.m. Eastern Time, August 9, 2011

Contact:       Matt Pudlowski (314/877-7091)

RALCORP HOLDINGS TO ACQUIRE SARA LEE’S
PRIVATE BRAND REFRIGERATED DOUGH BUSINESS

Ralcorp to Purchase a Leader in Private Brand Refrigerated Dough Category

Acquisition Expected to Deliver Year One GAAP Accretion of Over $0.30 per Share

Transaction Builds on Ralcorp’s Private Brand Growth Strategy

ST. LOUIS, August 9, 2011 – Ralcorp Holdings, Inc. (NYSE: RAH) today announced that it has entered into a definitive agreement to acquire the North American private brand refrigerated dough business of Sara Lee Corp. (NYSE: SLE), for approximately $545 million.

Sara Lee’s refrigerated dough business is a leading manufacturer and distributor of a full range of private brand refrigerated dough products in the U.S.  The business recorded net sales in excess of $300 million for its fiscal year ended July 2010.  The acquisition is expected to be accretive on a GAAP basis by over $0.30 per share in year one, including synergies but excluding one-time acquisition related expenses.  On a cash basis, Ralcorp expects accretion to be $0.50 per share during the first year.  The acquisition is also expected to enhance Ralcorp’s cash flow and generate operational synergies of approximately $6 million to $8 million annually after the third year post-closing, excluding one-time transition costs.

“We are excited about the addition of the refrigerated dough business to the Ralcorp family of products,” said Kevin J. Hunt, Co-CEO and President of Ralcorp.  “This transaction will allow Ralcorp to be a private-brand leader in the $1.8 billion refrigerated dough category.  Together with the refrigerated dough business, we will continue to provide our customers with the high-quality service and products they have come to expect from Ralcorp.  In addition, given its higher margins and free cash flow, we expect this acquisition to result in the creation of significant value for Ralcorp shareholders.  The percentage impact of this accretion will be even more significant after the Post Foods separation, as our private-brand earnings base will be smaller.  Given the high quality of the business, the attractive financing markets and the tax attributes and synergy potential of the transaction, this acquisition represents the continuation of our strategy of enhancing shareholder value through private-brand acquisitions.”

Mr. Hunt continued, “We welcome to the Ralcorp family the hard-working employees of Sara Lee’s refrigerated dough business and expect they will continue to play an integral role in the success of our Company.”

The refrigerated dough business employs approximately 700 people and has manufacturing and distribution facilities in Carrollton, Texas and Forest Park, Georgia.  Upon completion of the transaction, the business will operate as part of a broader Ralcorp Frozen Bakery Products division.

Ralcorp intends to fund the transaction through short term debt that will be repaid with the proceeds from the Post Foods separation.  The acquisition is subject to customary closing conditions and regulatory approvals.  The Company expects the acquisition to be completed in 60-90 days.

Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted cash flows, competitive pressures, future sales volume, significant increases in the costs of certain commodities, timely implementation of price increases, successful execution of cost saving strategies, changes in tax laws and future tax benefits, integration risks and synergies associated with the recent acquisitions, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.
Ralcorp produces Post branded cereals, a variety of private-brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; frozen dough; and dry pasta.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.